Exhibit No. 12.

Questar Pipeline Company
Ratio of Earnings to Fixed Charges
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
                                                Year ended March 31,
                                                    1998        1999
                                                (Dollars in Thousands)
Earnings

Income before income taxes                          $39,920     $40,614
Plus debt expense                                    19,903      19,771
Plus allowance for borrowed
   funds used during construction                       226       1,326
Plus interest portion of rental expense                  263        377
                                                    $60,312     $62,088

Fixed Charges

Debt expense                                        $19,903     $19,771
Plus allowance for borrowed
   funds used during construction                       226       1,326
Plus interest portion of rental expense                 263         377
                                                    $20,392     $21,474

Ratio of Earnings to Fixed Charges                     2.96        2.89
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